Exhibit 99.1

Ventas, Inc.	353 North Clark Street, Suite 3300	Chicago, Illinois 60654	(877) 4-VENTAS	www.ventasreit.com

Ventas Appoints J. Justin Hutchens, Executive Vice President, Senior Housing, to
Additional Role of Chief Investment Officer

CHICAGO – January 23, 2023 – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) today announced that J. Justin Hutchens, Executive Vice President, Senior Housing, has been appointed to the additional role of Chief Investment Officer, effective immediately. In his expanded role, Hutchens will be responsible for Ventas’s capital allocation strategy and execution across the enterprise in addition to his current responsibility for the Company’s Senior Housing portfolio. He will oversee both the Senior Housing and Investments teams and continue to report directly to Ventas Chairman and CEO Debra A. Cafaro.

“Through his exceptional leadership of our Senior Housing business over the past three years, Justin has proven to be an invaluable member of the Ventas executive team. By combining the CIO and EVP, Senior Housing roles, we are streamlining our executive management structure and enhancing the connection between our investment activity and business operations,” said Cafaro. “We look forward to growing the Company in our strategic capital allocation priority areas of senior housing and life science, research & innovation, and we are confident that Justin, supported by our deep and experienced Investments team, will continue our long history of value creation.”

With more than 25 years of experience in both REITs and senior housing, Hutchens has significant investment and capital allocation expertise and a record of proven success. He has led Ventas’s Senior Housing business since joining the Company in early 2020, with responsibility for more than 800 communities representing nearly half of the Company’s portfolio. Hutchens previously served as President and Chief Investment Officer of HCP (NYSE: PEAK) and Chief Executive Officer and President of National Health Investors (NYSE: NHI). Hutchens joined Ventas from HC-One, the UK’s largest care homes operator with over 325 locations and over 22,000 employees, where he served as Chief Executive Officer from 2017 to 2020.

“I am honored to take on this expanded role at an exciting time for Ventas,” said Hutchens. “Ventas has a long and successful investment track record of value creation across a diverse set of asset classes benefitting all stakeholders. I am excited to combine my operations and investments experience, leverage our Ventas Operational Insights (OI)™ platform of data and experiential insights to inform our senior housing investment activity and deploy additional data analytics capabilities to our life science, research & innovation, medical office and other investment focus areas. I look forward to working with the Ventas Investments team as we grow.”

Hutchens will assume the responsibilities of John D. Cobb, who will be leaving the Company. Cobb has agreed to remain at the Company as a strategic advisor through mid-February.

Cafaro continued, “On behalf of Ventas, I would like to extend my gratitude to John for his more than 12 years of service and his impressive contributions to the Company’s success. John played an important role in building our best-in-class investments platform and shaping Ventas’s diversified and high-performing portfolio. We wish him every continued success.”

About Ventas

Ventas Inc., an S&P 500 company, operates at the intersection of two large and dynamic industries – healthcare and real estate. Fueled by powerful demographic demand from growth in the aging population, Ventas owns a diversified portfolio of over 1,200 properties in the United States, Canada, and the United Kingdom. Ventas uses the power of its capital to unlock the value of senior living communities; life science, research & innovation properties; medical office & outpatient facilities, hospitals and other healthcare real estate. A globally-recognized real estate investment trust, Ventas follows a successful long-term strategy, proven over more than 20 years, built on diversification of property types, capital sources and industry leading partners, financial strength and flexibility, consistent and reliable growth and industry leading ESG achievements, managed by a collaborative and experienced team dedicated to its stakeholders.

Contact

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Investor Relations

BJ Grant

(877) 4-VENTAS